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                                                                   EXHIBIT 4.9.4


                             EMPLOYMENT AGREEMENT


     This Employment Agreement is entered into as of the 30th day of December, 1996, between Greenbriar Corporation, a Nevada corporation (hereinafter referred to as "Employer"), and FLOYD B. RHOADES (hereinafter referred to as "Employee").

     In consideration of the mutual promises hereinafter set forth, the parties hereto agree as follows:

     1. EMPLOYMENT. Employer agrees to employ Employee and Employee agrees to serve Employer, upon the terms and conditions hereinafter set forth.

     2. TERM. The employment of Employee hereunder and this Employment Agreement shall commence the date hereof and shall continue in effect for a period of three years or until terminated sooner pursuant to Section 7 hereof.

     3. DUTIES. During the term of this Agreement, Employee shall be engaged as an executive employee of Employer and shall report to the Board of Directors and Executive Committee of Employer. Employee's initial title shall be President and Chief Executive Officer of Employer, with such powers and duties in those capacities as are set forth in the Bylaws of Employer. If Employee is elected or appointed with the Employee's consent to an office with any of Employer's subsidiaries or affiliates during the term of this Agreement, the Employee will serve in such capacity or capacities without additional compensation. Employee shall also be appointed as a Class I member of the Board of Directors with a term expiring in 1998 and as a member of the Executive Committee of Employer. Employee shall perform his duties from the Employer's main office in Addison, Texas.

     4. EXTENT OF SERVICES. During the term of this Agreement, Employee shall devote substantially his entire working time, attention, and energies to the business of Employer, and shall not during the term of service be actively engaged in any other business activities. However, this shall not be construed as preventing Employee from investing the Employee's personal assets in such form or manner as may require occasional or incidental services on the part of Employee in the management, conservation and protection of such investments and provided that such investments cannot be construed as being competitive or in conflict with the business of Employer.

     5.   COMPENSATION.

     5.1. Base Salary. Employer will pay Employee during the Employee's term of service hereunder, as compensation for the Employee's services, the sum of $200,000 per year (sometimes hereinafter referred to as the "Base Salary"), payable in biweekly or other installments in accordance with the general practices of the Employer. Employee shall be entitled to participate in any and all executive bonus programs at levels equal to those of employees in comparable executive
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positions. Any bonus compensation shall be payable in the discretion of the
Board of Directors of the Employer.

     5.2.   Benefits.

     5.2.1. The Employee shall be entitled to the same benefits generally provided to other executives of Employer of comparable rank and responsibility as well as to those generally provided to all officers of Employer in accordance with the policies of the Employer from time to time. These are to include, but not be limited to, health insurance and vacation pursuant to the Employer's standard policy.

     5.2.2. The Employer shall compensate or provide the designated beneficiaries of Employee with the benefits accrued or vested under any compensation and/or other benefit plan of the Employer in which Employee was a participant as of the date of his death.

     6. EXPENSES. During the term of employment provided for herein, Employer shall pay or reimburse Employee, in accordance with its standard policy, upon submission of vouchers by the Employee for all reasonable expenses incurred by the Employee in the interest of Employer's business.

     7.     TERMINATION.

     7.1. Termination Events. Subject to the provisions of Paragraph 7.2 of this Section, this Agreement shall terminate:

     7.1.1. Upon death of Employee.

     7.1.2. At the option of the Employer if Employee shall become disabled and remain disabled for a period of six (6) months. Disability shall be defined as Employee's inability through illness or other cause to perform his normal work load as measured by the twelve (12) months preceding the commencement of such disability. During such disability, Employee shall be compensated in accordance with Employer's standard policy regarding disability.

     7.1.3. Upon mutual agreement.

     7.1.4. At any time at the option of Employee.

     7.1.5. At the Employer's option for any good cause. For purposes of this Section, "good cause" for termination shall mean: (a) the conviction of Employee of any act involving moral turpitude, or (b) any material breach by Employee of any of the terms of, or the failure to perform any covenant contained in, this Agreement.

     7.1.6. For any reason other than those set forth in Sections 7.1.1., 7.1.2., 7.1.3., 7.1.4 or 7.1.5.



EMPLOYMENT AGREEMENT                                               Page 2
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     7.2.   Consequences of Termination.

     7.2.1. Upon death of Employee, all base salary payments under Section 5.1 shall be paid to the end of the term hereof.

     7.2.2. If the Employer terminates the Employee because of the disability of the Employee, such termination will be treated the same as a termination due to death under Section 7.2.1 with the termination date being the date specified by the Employer after the six month disability period.

     7.2.3. Upon termination by mutual agreement under Section 7.1.3 or by the Employee under Section 7.1.4., the Employee shall be paid all salary prorated to the date of termination.

     7.2.4. Upon termination under Section 7.1.6., Employee shall be entitled to receive severance compensation equal to all Base Salary remaining under the term specified in Section 2, at the rate then in effect under Section 5.1, payable over such remaining term.

     8. TRADE SECRETS AND CONFIDENTIAL INFORMATION. During the term of this Agreement, Employee will have access to customer lists and compilations of information and records specific to and regularly used in the operation of the business of Employer. Employee acknowledges that such information constitutes valuable and confidential information of the Employer. Employee shall not disclose any of the aforesaid private company secrets, directly or indirectly, nor use them in any way, either during the term of this Agreement or after termination of employment. All files, records, electronic and magnetic files, documents, specifications, equipment and similar information relating to the business of Employer, whether prepared by Employee or otherwise coming into Employee's possession, shall remain the exclusive property of Employer and shall not be removed from the premises of Employer except as shall be necessary for Employee to perform Employee's duties under this Agreement. Upon termination of this Agreement for any reason, Employee will deliver all such materials in his possession and all copies thereof to Employer.

     9.     GENERAL PROVISIONS.

     9.1 Notice. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by certified mail by Employer to the residence of Employee, or by Employee to Employer's principal office.

     9.2. Assignability. This Agreement and the rights, interests and benefits hereunder shall not be assignable or in any way alienated by Employee. Employer shall have the right of assignment and transfer of its rights hereunder to any successor to the majority of its assets and any such successor shall be bound by the terms hereof.



EMPLOYMENT AGREEMENT                                               Page 3
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     9.3.   Waiver of Breach.  The waiver by Employer or Employee of a breach of any provisions of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach.

     9.4. Entire Agreement. This instrument contains the entire agreement of the parties. It may not be changed orally, but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

     9.5. Attorneys' Fees. In the event that there shall be any litigation or court proceeding with respect to this Agreement or the obligations of the parties hereunder, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs from the other party.

     9.6. Governing Law. This Employment Agreement shall be governed by the laws of the State of Texas.

     IN WITNESS WHEREOF, Employer has caused this Employment Agreement to be executed in its corporate name by its corporate officers thereunto duly authorized, and Employee has executed this Employment Agreement.


                                      EMPLOYEE:



                                      ______________________________________
                                      FLOYD B. RHOADES


                                      EMPLOYER:

                                      GREENBRIAR CORPORATION



                                      By:___________________________________
                                          Name:_____________________________
                                          Title:____________________________



EMPLOYMENT AGREEMENT                                               Page 4